Exhibit 10.1

FIRST AMENDMENT TO THE

ANIXTER INC. EXCESS BENEFIT PLAN

AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2011

WHEREAS, Anixter Inc. (the “Company”) maintains the Anixter Inc. Excess Benefit Plan as amended and restated effective January 1, 2011 (the “Plan”) for the benefit of designated participants in the Plan;

WHEREAS, pursuant to Section 9 of the Plan, the Company has reserved the right to amend the Plan; and

WHEREAS, the Company wishes to amend the Plan to (i) clarify that a participant’s Plan benefit calculation shall take into account certain executive bonuses that are not taken into account when calculating such participant’s benefit under the Anixter Inc. Pension Plan and (ii) make certain other clarifying revisions.

NOW THEREFORE, BE IT RESOLVED, that Section 3 of the Plan is hereby amended, effective as of January 1, 2011, to read as follows.

1.	Section 3(a) of the Plan is amended to read as follows:

“(a)	With respect to a Section 7.01(a) Participant, the amount of the benefit under the Excess Plan shall be the amount by which (i) below exceeds (ii) below:

(i)	The amount of the benefit which the Participant or his or her Beneficiary would have been entitled to receive under the Pension Plan, calculated:

(A)	without regard to the Benefit Limitations; and

(B)	without regard to any additional benefit described in applicable Supplement 3 and any subsequent Supplement to the Pension Plan, if any; and

(C)	in the case of a Participant who incurs a termination of employment, to include any executive bonus payments made in the Plan Year of such termination that are otherwise excluded from the Pension Plan’s calculation of “Final Average Salary” and “Monthly Salary” pursuant to Pension Plan Section 1.35(c)(4) because they are not included in, or paid concurrently with, the Participant’s final regular paycheck.

(ii)	The amount of the benefit which the Participant or his or her Beneficiary is entitled to receive under the Pension Plan, including the additional benefit described in Supplement 3 and any subsequent Supplements to the Pension Plan.”

2.	The first sentence of Section 3(b) of the Plan is amended to read as follows:

“With respect to a 7.01(c) Participant, the amount of the benefit under the Excess Plan shall be the balance of his or her Hypothetical Personal Excess Benefit Account reduced, but not below zero, by the additional amounts credited to the Hypothetical Personal Retirement Account, if any, pursuant to an applicable Supplement to the Pension Plan.”

3.	Section 3(b)(i)(A) of the Plan is amended to replace the term “1.35(a)(2)” with the term “1.35(a).”

BE IT FURTHER RESOLVED, that the appropriate officers of the Company are hereby authorized and instructed to take any and all other actions they or their legal counsel deem necessary or desirable, and to execute any and all documents, to carry into effect the resolutions herein adopted.

IN WITNESS WHEREOF, such authorized officer hereby sets his seal this 23rd of February, 2012 in adoption of the foregoing resolutions and amendments.

ANIXTER INC.

By:	/s/ Rodney A. Smith
Rodney A. Smith

Its:	V.P. Human Resources